Filed Pursuant to Rule 433
Registration No. 333-161940
March 22, 2011
PRICING TERM SHEET

Issuer:	Appalachian Power Company
Security:	4.60% Senior Notes, Series T, due 2021
Principal Amount:	$350,000,000
Maturity:	March 30, 2021
Coupon:	4.60%
Interest Payment Dates:	March 30 and September 30 of each year
First Interest Payment Date:	September 30, 2011
Treasury Benchmark:	3.625% due February 15, 2021
Treasury Price:	102-13+
Treasury Yield:	3.335%
Reoffer Spread:	T+130 basis points
Yield to Maturity:	4.635%
Price to Public:	99.721%
Redemption Terms:
Make-whole call: Par call:	Before December 30, 2020 at a discount rate of the Treasury Rate plus 20 basis points On or after December 30, 2020 at par
Joint Book-Running Managers:	Barclays Capital Inc. Credit Agricole Securities (USA) Inc. Morgan Stanley & Co. Incorporated
Co-Managers:	BBVA Securities Inc. Deutsche Bank Securities Inc. Scotia Capital (USA) Inc.
Transaction Date: Settlement Date:	March 22, 2011 March 25, 2011 (T+3)
CUSIP:	037735 CR6
Ratings:	Baa2 (stable outlook) by Moody’s Investors Service, Inc. BBB (stable outlook) by Standard & Poor’s Ratings Services BBB (stable outlook) by Fitch Ratings Ltd.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc., toll free at 1-888-603-5847; Credit Agricole Securities (USA) Inc., toll free at 1-866-807-6030; or Morgan Stanley & Co. Incorporated, toll free at 1-866-718-1649.